Exhibit 10.6

AMENDING AGREEMENT ENTERED INTO AS OF THE 6th DAY OF MARCH, 2012.

AMONG:	CATERPILLAR FINANCIAL SERVICES LIMITED
(“Lessor”)

AND:	THOMPSON CREEK METALS COMPANY INC.
("Lessee")

AND:	TERRANE METALS CORP.
(“Terrane”)
WHEREAS the Lessor, the Lessee and Terrane entered into a master funding and lease agreement dated as of March 30, 2011 for the lease of Equipment for use at the Location (“Original Agreement”) and amended and restated the Original Agreement by amended and restated master funding and lease agreement dated as of December 9, 2011 (“Amended Agreement”);
WHEREAS the parties hereto wish to amend the Amended Agreement on the terms and subject to the conditions contained herein, the Amended Agreement, as amended hereby, being hereinafter collectively called the “Agreement”).
NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL COVENANTS HEREIN CONTAINED AND FOR OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, THE PARTIES HERETO AGREE AS FOLLOWS:

1.	INTERPRETATION

1.1	Definitions
Words and expressions defined in the Amended Agreement are used with the same respective defined meanings in this amending agreement unless the context requires otherwise.

1.2	Headings
The division of this amending agreement into articles and sections and the headings and titles are for convenience of reference only and shall not affect the meaning or construction of this amending agreement.

1.3	Singular and Plural: Gender
Except where the context requires otherwise, in this amending agreement, the singular includes the plural and vice-versa and a word denoting gender includes each gender.

2.	AMENDMENTS

2.1	The following definitions are hereby added to the Agreement:

2.1.1	““Canadian Dollar” and the symbol “C$” mean lawful money of Canada;”

2.1.2
““CDOR Rate” means, for any day, the Canadian Dealer Offered Rate, being the arithmetic average of the bankers’ acceptances rates (expressed as a rate per annum based on a year of 365 days) of the Canadian banks for the applicable 90 day period which appear on the Reuters Screen CDOR page at 10:15 a.m. or, if such day is not a Business Day, then the immediately preceding Business Day;”

2.1.3	““Lessor’s Fixed Rate” means the fixed rate of interest in USD or C$ offered by the Lessor and accepted by the Lessee pursuant to Section 10.4 hereof for the Lease Period;”

2.2	The definition of “Compensating Amount” is replaced in its entirety by the following:
““Compensating Amount” means an amount determined by the Lessor to be the net cost, if any, incurred by the Lessor as a direct result of the prepayment of all or a portion of a Lease in which the additional payment set forth at Section 10.4 accrues interest based on i) LIBOR on a date other than the expiration of the applicable LIBOR period including, without limitation, the loss or expense sustained or incurred by the Lessor relating to such payment based on the rate at which the Lessor can lend the amount prepaid into the wholesale market for the balance of the applicable LIBOR period; or ii) the CDOR Rate on a date other than the expiration of the applicable 90 day CDOR period including, without limitation, the loss or expense sustained or incurred by the Lessor relating to such payment based on the rate at which the Lessor can lend the amount prepaid into the wholesale market for the balance of the applicable 90 day period. A certificate of the Lessor setting forth the Compensating Amount in reasonable detail shall, absent manifest error, be conclusive evidence of the Compensating Amount.”

2.3	Section 10.4 of the Agreement is replaced in its entirety by the following:
“Each Lease Payment shall have an additional charge added thereto on the Due Date therefor. Such additional charge shall be equal to the amount of interest that would be payable on such Lease Payment on the basis that the interest rate applicable to all outstanding Lease Payments was either i) ninety (90) day LIBOR plus 3.45% per annum where LIBOR is determined on the applicable Start Date in respect of the first Lease Payment payable under the relevant Lease and for each subsequent Lease Payment on each Due Date following such Start Date; or ii) the CDOR Rate in respect of 90 day bankers’ acceptances plus 3.90% per annum where the CDOR Rate is determined on the applicable Start Date in respect of the first Lease Payment payable under the relevant Lease and for each subsequent Lease Payment on each Due Date following such Start Date. Said additional charge shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed in a year of 360 days, in respect of an additional charge based on LIBOR and a year of 365 days or the actual number of days in the year in respect of an additional charge based on the CDOR Rate.
At the time of execution of each Lease, the Lessor shall furnish to the Lessee an indicative amortization schedule for the entire Lease Period showing payments of (i) Lease Payments; (ii) the Upfront Payment, if any; (iii) the additional charge set forth above, based on LIBOR or on the CDOR Rate in respect of the Start Date; and (iv) all applicable Taxes. The payments of the Price and thus the amortization schedule shall be amended for each ninety (90) day period to reflect increases or decreases to LIBOR or the CDOR Rate, as applicable, and thus the applicable additional charge, without the Lessor being under any obligation to provide a new amortization schedule to the Lessee. Any such adjustment to the additional charge, if not made on the applicable Due Date, shall be paid by or credited to the Lessee on the following Due Date.
The Lessee may, twenty (20) days prior to the issue of any Utilisation Notice to the Lessor, request in writing that the Lessor furnish it with a quotation for the additional charge described in this Section 10.4 as a function not of LIBOR or the CDOR Rate but rather Lessor’s Fixed Rate. Within five (5) Business Days, Lessor shall furnish Lessee with a quotation for the additional charge for the entire term of the applicable Lease Period in USD or C$, as requested by the Lessee. If Lessee accepts such quotation, its Utilisation Notice shall reflect the quotation based on the Lessor’s Fixed Rate for the Lease Period, with the Lease Payments reflecting a five (5) year amortization and twenty (20) equal consecutive quarterly blended payments of principal and interest. Prepayment of any Lease in which the additional amount is calculated by reference to the Lessor’s Fixed Rate shall be subject to payment of an amount equal to five percent (5%) of the then outstanding principal balance under the Lease during the first (1st) year thereof, four percent (4%) thereof in the second (2nd) year, three percent (3%) in the third (3rd) year, two percent (2%) in the fourth (4th) year and one percent (1%) in the fifth (5th) year thereof, all as a genuine pre estimate of damages and not as a penalty.
If, prior to the first (1st) day of any Lease Period, Lessor shall determine in good faith (which determination shall be certified by the Lessor to the Lessee and conclusive and binding upon the Lessee) that, by reason of circumstances affecting the relevant market, (i) adequate and reasonable means do not exist for ascertaining LIBOR or the CDOR Rate for such Lease Period; or (ii) the additional charge calculated hereinabove by reference to LIBOR or the CDOR Rate for such Lease Period will not adequately and fairly reflect the cost to the Lessor (in reasonable detail by Lessor) of making or maintaining its affected Leases with such additional charge, Lessor shall notify Lessee as soon as practicable and furnish Lessee with a quotation in reasonable detail for the said additional charge based on the Lessor’s cost of funds plus 3.45% per annum. Lessor shall, together with that quotation, provide written evidence of the increased cost of funds to the Lessee and, within the forty five (45) days following the delivery of such quotation, the parties shall negotiate an annual rate to apply within the aforesaid market disruption period. In the absence of agreement, Lessor’s quotation shall remain in effect until the termination of the circumstances causing the said market disruption and if the Lessee is dissatisfied with that rate, its sole recourse is to not enter into the Lease Contract in question or to prepay, without interest or penalty, the affected Lease.”

2.4	In Section 10.6, the words “or Canadian Dollars” is inserted in line four after the words “US Dollars”.

2.5	Section 17(b) is replaced in its entirety by the following:
“Provided that the Lessee has given the Lessor at least thirty (30) days prior written notice of its intention to do so, the Lessee may, at any time during the Lease Period, purchase any item of the Equipment by paying to the Lessor for the Equipment the sum of (a) the Acquisition Cost for such Equipment (using, in cases where the Equipment has been purchased by the Lessor from the Lessee without a Cash Deposit or Deposit LC, the Lessor’s Share of the Acquisition Cost) less (i) the Upfront Payment, if any; and (ii) all of the Lease Payments made by the Lessee for such Equipment to the Lessor (but not, save as set forth in subparagraph (b) below, the additional charge paid under the first paragraph of Section 10.4 hereof); (b) any upward adjustment to LIBOR or the CDOR Rate payable in respect of previous LIBOR Periods or 90 day CDOR Rate periods, as set forth at Section 10.4 above; and (c) applicable Taxes, provided that where Lessee purchases Equipment on a date other than a Due Date where the additional amount set forth at Section 10.4 is calculated in relation to LIBOR or the CDOR Rate, Lessee shall also pay the Compensating Amount and where such additional amount is calculated by reference to Lessor’s Fixed Rate, Lessee shall pay the prepayment penalty set forth at Section 10.4.”

2.6	Section 28 is replaced in its entirety by the following:
“Lessee shall make all Lease Payments hereunder in US Dollars or Canadian Dollars. Where Equipment is invoiced to the Lessor under a Supply Contract in Canadian Dollars, Lessee bears the risk of currency exchange rate fluctuations from Canadian Dollars to US Dollars between the time of Seller’s invoice and the time of Lessor’s payment of a Utilisation Notice hereunder in US Dollars where the Lease Payments are not calculated by reference to the CDOR Rate.”

3.	EFFECTIVENESS
This amending agreement amends the Agreement. The Agreement, as amended by hereby, shall constitute one agreement and the Agreement, so amended, is hereby ratified and confirmed by the parties hereto.

4.	LANGUAGE
The parties hereto have required that this agreement be drafted in English. Les parties aux présentes ont exigé que cette convention soit rédigée en anglais.

[Signature pages follow]

IN WITNESS WHEREOF, THE PARTIES HAVE EXECUTED THIS AGREEMENT AT THE PLACE AND AS OF THE DATE FIRST ABOVE WRITTEN.

CATERPILLAR FINANCIAL SERVICES LIMITED	THOMPSON CREEK METALS COMPANY INC.

By: /s/ Michael Madden______________ Michael Madden	By: /s/ Pamela Saxton_______________ Pamela Saxton
Credit Manager	Executive Vice President and Chief Financial Officer

TERRANE METALS CORP.

By: /s/ Pamela Saxton_______________ Pamela Saxton
Executive Vice President and Chief Financial Officer

[Signature page – amending agreement among
Caterpillar Financial Services Limited,
Thompson Creek Metals Company Inc.
and Terrane Metals Corp.]